EXHIBIT-5

February 23, 1994

Columbia/HCA Healthcare Corporation
201 W. Main Street
Louisville, KY  40202

RE: Registration Statement on Form S-3, Registering 868,612 Shares of Common Stock, and associated Preferred Stock Purchase Rights $.01 Par Value of Columbia/HCA Healthcare Corporation (the "Registration Statement")

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel for Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 868,612 shares of Common Stock, $.01 par value of the Company, and associated Preferred Stock Purchase Rights (the "Common Stock") being offered to certain stockholders of the Company under various stock option arrangements and in connection with the termination of an Employee Stock Purchase Plan with HCA-Hospital Corporation of America ("HCA") in connection with the merger involving the Company and HCA.

     In connection with the offering of the Columbia Common Stock, I have examined originals or copies submitted to me that I have assumed are genuine, accurate, and complete, of all such corporate records of the Company, and other documents I have deemed necessary or appropriate to require as the basis for the opinion hereinafter expressed.

     Based and relying solely upon the foregoing, it is my opinion that when the 868,612 shares of Common Stock and associated Stock Purchase Rights, or any portion thereof, are issued as described in the Registration Statement, such shares will be legally issued, fully paid, and nonassessable.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement as having passed upon the validity of the issuance of the Common Stock and associated Stock Purchase Rights. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

BY:  Stephen T. Braun
     Senior Vice President &
     General Counsel